Exhibit 99.(n)

KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 28, 2023, with respect to the financial statements of abrdn Global Premier Properties Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

Columbus, Ohio
November 21, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.